Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MacDermid, Incorporated of our report dated May 18, 2001, relating to the financial statements which appear in MacDermid, Incorporated’s Annual Report on Form 10-K for the year ended March 31, 2001.

KPMG LLP
/s/ KPMG LLP

July 31, 2001